EXHIBIT 99

TD Banknorth Inc. to Web Cast its 2005 Analyst Conference

PORTLAND, Maine—July 20, 2005—TD Banknorth Inc. (NYSE:BNK) announced that its 2005 Analyst Conference will be held at 8:00 a.m. (EDT), July 29, 2005. The conference will take place in Portland, Maine and will be web cast. The conference will include presentations from TD Banknorth Chairman, President, and CEO, Bill Ryan, and other representatives from the senior management team.

The web cast will be available at the Company’s website, www.tdbanknorth.com/investorrelations. The web cast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors and will be available for up to 30 days. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password protected event management site, StreetEvents (www.streetevents.com).

About TD Banknorth Inc.

TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine, and a majority-owned subsidiary of TD Bank Financial Group. At March 31, 2005, the Company had $32.1 billion of total consolidated assets and provided financial services to over 1.3 million households in the Northeast. TD Banknorth’s banking subsidiary, TD Banknorth, N.A., operates banking divisions in Maine, New Hampshire, Massachusetts, Connecticut, Vermont and upstate New York. TD Banknorth and TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking and other financial services and offer investment products in association with PrimeVest Financial Services, Inc. TD Banknorth Inc. trades on the New York Stock Exchange under the symbol “BNK”. For more information, visit http://www.TDBanknorth.com.

CONTACT:	TD Banknorth Inc.
Jeff Nathanson, 207-761-8517

SOURCE:	TD Banknorth Inc.